Exhibit 15.1

December 18, 2008

Securities and Exchange Commission

Station Place

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We are aware that our report dated November 1, 2007 on our review of the condensed consolidated interim financial information of GlobalSantaFe Corporation and its subsidiaries (the “Company”) for the three- and nine-month periods ended September 30, 2007 and 2006, and included in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2007 (which is incorporated by reference in Transocean Ltd.’s Current Report on Form 8-K dated December 18, 2008), is incorporated by reference in this Post-Effective Amendment #2 on Form S-8 of Transocean Ltd.

Very truly yours,

/s/ PricewaterhouseCoopers LLP